Exhibit 10.7

TRANSUNION CORP.

2010 U.S. STOCKHOLDERS’ AGREEMENT

THIS TRANSUNION CORP. 2010 U.S. STOCKHOLDERS’ AGREEMENT, dated as of June 15, 2010 (the “Effective Date”), is made by and among TRANSUNION CORP., a Delaware corporation (the “Company”), each Person identified on Schedule 1 hereto (as amended from time to time as provided in Section 30 below, and in each case including their respective Permitted Transferees, the “U.S. Situs Pritzker Stockholders”), each Person identified on Schedule 2 hereto (as amended from time to time as provided in Section 30 below, and in each case including their respective Permitted Transferees, the “MDP Stockholders”), and any other Person who becomes a party to this Agreement pursuant to the provisions hereof (together with the U.S. Situs Pritzker Stockholders and the MDP Stockholders, each, individually, a “Stockholder” and, collectively, the “Stockholders”). All capitalized terms used without a definition shall have the meaning as specified in Section 1(a).

WHEREAS, the Company and each of the Stockholders desire, for their mutual benefit and protection, to enter into this Agreement to set forth their respective rights and obligations with respect to the affairs of the Company and the capital stock held by the Stockholders.

NOW, THEREFORE, in consideration of the recitals and the mutual premises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions; Rules of Construction.

(a)	For purposes of this Agreement, each of the following terms shall have the meaning ascribed to it in this Section 1:

“2010 Non-U.S. Stockholders’ Agreement” – means that certain 2010 Non-U.S. Stockholders’ Agreement, dated as of the date hereof, by and among the Company and the stockholders party thereto.

“AAA” – American Arbitration Association.

“Affiliate” – as to any Person any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, provided, that neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of any of the Stockholders (and vice versa). For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. With respect to any MDP Stockholder, the term “Affiliate” shall also include any Person now or hereafter existing that is (a) controlled, directly or indirectly, by one or more general partners or managing members of such MDP Stockholder (or the Madison Dearborn Partners fund or funds which control such MDP Stockholder), or (b) directly or indirectly managed or advised by any Person (or an Affiliate of such Person) who directly or indirectly manages or advises such MDP Stockholder or any of the Madison Dearborn Partners fund or funds which control such MDP Stockholder.

“Agreement” – this TransUnion Corp. 2010 U.S. Stockholders’ Agreement, as originally executed and as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

“Beneficiary Group” – means each of the individuals listed on Annex A attached hereto and members of his/her Immediate Family and trusts for the benefit of such individual and/or members of his/her Immediate Family.

“Board” – the Board of Directors of the Company.

“Business Day” – any day other than a Saturday, Sunday or other day in Chicago, Illinois on which banking institutions are authorized by law or regulations to close.

“Bylaws” – as defined in Section 9(a).

“Claim” – as defined in Section 19(b).

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” – as defined in the Preamble.

“Competitor” – means any Person listed on Annex B, as the same may be amended from time to time.

“Covered Stock” of any Person means the capital stock of the Company of any class or series, including warrants, rights, participating interests or options to purchase or otherwise acquire any such class or series of capital stock or securities exchangeable for or convertible into any such class or series of capital stock then held by such Person, assuming the full exercise, exchange or conversion of all warrants, participating interests, options and other rights or instruments of the Company held by such Person (whether or not such securities are then vested, exercisable or in-the-money).

“Credit Agreement” - that certain Credit Agreement, dated as of the date hereof, by and among the Company, certain subsidiaries of the Company, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and the other financial institutions party thereto, as in effect on the date hereof.

“Designated Representative” – as defined in Section 13(b).

“Drag Notice” – as defined in Section 5(b).

“Drag or Tag Initiator” - the MDP Stockholders (in the case of a Transfer under Section 5) or a Section 6 Selling Stockholder.

“Drag or Tag Seller” - a Dragged Stockholder required to participate in an MDP Sale Transaction or Electing Stockholder exercising its Tag Rights.

“Drag Transaction” – as defined in Section 5(a).

“Dragged Stockholder” – as defined in Section 5(a).

“Effective Date” – as defined in the Preamble.

“Electing Stockholder” – as defined in Section 6(a).

“Excluded Securities” – any equity securities of the Company (which for this purpose shall include securities exercisable for, convertible into or exchangeable for equity securities of the Company, any equity or profit participation rights, or any rights, options, or warrants to purchase any of the foregoing issued by the Company subsequent to the Effective Date) that consist of any of the following: (i) issuances of equity securities (or securities exercisable for, convertible into or exchangeable for equity securities) to employees, consultants and members of the Board (or similar governing bodies) of the Company or its Subsidiaries in connection with the performance of services in such capacities and made pursuant to any plan adopted by the Board not to exceed, in the aggregate, 12% of the total issued and outstanding equity of the Company on the Effective Date; (ii) the issuance of equity securities (or securities exercisable for, convertible into or exchangeable for equity securities) in a Public Offering; (iii) the issuance of equity securities (or securities exercisable for, convertible into or exchangeable for equity securities) issued for non-cash consideration pursuant to a merger, consolidation, acquisition, joint venture, strategic partnership, or similar business combination approved by the Board which are dilutive to all then existing Stockholders in the same manner; (iv) the issuance of equity securities upon the exercise, conversion or exchange of any securities exercisable for, convertible into or exchangeable for equity securities that are outstanding on the Effective Date or issued after the Effective Date in compliance with the provisions of this Agreement; (v) the issuance of equity securities (or securities exercisable for, convertible into or exchangeable for equity securities) as a bona fide “equity kicker” to one or more lenders to the Company in connection with a debt financing that has been approved by the Board not to exceed, in the aggregate, 2% of the total issued and outstanding equity of the Company on the Effective Date (the “Equity Kicker Limit”); provided that such issuances of “equity kickers” may exceed the Equity Kicker Limit by up to an additional 3% (for a total of up to 5%) only in the event that a majority of the directors elected to the Board pursuant to Section 8(c) of this Agreement and Section 8(c) of the 2010 Non-U.S. Stockholders’ Agreement affirmatively vote in favor of such issuances; and

(vi) the pro rata issuance of equity securities (or securities exercisable for, convertible into or exchangeable for equity securities) in connection with any stock split, stock dividend or other similar recapitalization.

“Facilities” – as defined in Section 9(b).

“Financial Advisor” means a nationally recognized investment banking firm selected by the Board.

“GAAP” – as defined in Section 13(a).

“Governmental Authority” – any regional, federal, state or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, political subdivision or other governmental authority or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.

“Immediate Family” – as to any individual, such individual’s parents, mother-in-law, father-in-law, spouse, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law and children (including by way of adoption), and any person who either lives in the same household as, provides material support to, or receives material support from, such individual.

“Indebtedness” – as defined in the Credit Agreement in effect on the Effective Date.

“Initiating Party” – as defined in Section 19(a).

“MDP Sale Transaction” – as defined in Section 5(a).

“New Securities” – as defined in Section 7(a).

“Non-MDP Stockholders” – means the U.S. Situs Pritzker Stockholders and the Non-U.S. Situs Pritzker Stockholders.

“Non-Transferring Section 4 Stockholders” – as defined in Section 4(b).

“Non-U.S. Situs Pritzker Designee” – means the representative to the Board designated by the Non-U.S. Situs Pritzker Stockholders holding a majority of the Covered Stock then held by all Non-U.S. Situs Pritzker Stockholders, pursuant to Section 8(c) of the 2010 Non-U.S. Stockholders’ Agreement.

“Non-U.S. Situs Pritzker Stockholder” – means any Person identified on Schedule 4, as the same may be amended from time to time.

“Other Securities” – as defined in Section 7(f).

“Overall Percentage Interest” – with respect to any Person, the percentage equivalent of a fraction the numerator of which is the total number of shares of Covered Stock held by such Person, and the denominator of which is the total number of shares of Covered Stock held by all stockholders of the Company.

“Permitted Pledge” – the grant of a collateral security interest in Covered Stock by or on behalf of a Stockholder in support of an incurrence of bona fide debt and not a disguised sale; provided that (i) the Stockholder proposing to use the Covered Stock as collateral advises the Company in advance of the identity of the proposed lender(s) and secured party (if different from the lender(s)) (the “Pledgee”) and obtains the approval of the Board to grant a collateral security interest in Covered Stock to such lender(s) and secured party (if different from the lender(s), and (ii) in the event the beneficial ownership of such Covered Stock is Transferred from such Stockholder to the Pledgee by foreclosure or otherwise, such Transferee (a) is subject to all of the restrictions and limitations imposed on such Covered Stock and Stockholder in respect thereof prior to such Transfer (including, without limitation, transfer restrictions, rights of first refusal and drag-along rights as provided herein), (b) is not vested with any of the rights or benefits enjoyed by such Stockholder with respect to such shares of Covered Stock (other than the right to receive dividends thereon, if, when and as declared by the Board, tag-along rights and the proceeds thereof upon a permitted disposition, if any) and (c) each such Pledgee or potential Pledgee shall agree with the Company in writing and in form and substance reasonably acceptable to the Company to be bound by the obligations and restrictions applicable to such Stockholder hereunder.

“Permitted Transfer” – one or more Transfers by a Stockholder made (i) to or for the exclusive benefit of a member or members of the Immediate Family of such Stockholder, (ii) to a private charitable foundation created on behalf of any Stockholders, so long as such Transferred Covered Stock is held by such foundation, (iii) a Permitted Pledge, (iv) in the case of (A) a Transfer by an MDP Stockholder, to another MDP Stockholder or to an Affiliate of an MDP Stockholder and (B) a Transfer by a U.S. Situs Pritzker Stockholder, to another U.S. Situs Pritzker Stockholder, (v) to one or more trusts (but excluding any trusts which are Non-U.S. Situs Pritzker Stockholders or trusts for the benefit of transferees pursuant to clauses (ii) and (iii) of this definition) for the benefit of a Stockholder or a Stockholder’s Immediate Family, or (vi) by operation of the provisions of the trust instrument of a trust which is a Stockholder or which is a successor trust, including by way of being a “mirror”, “sub” or “split” trust, directly or indirectly, of a trust which is a Stockholder, so long as the recipient of such Transfer is a Transferee under clauses (i) through (v) of this definition; it being understood that any change in trustees of any such trust is a Permitted Transfer. In addition, “Permitted Transfer” shall include one or more Transfers from a Person receiving Covered Stock pursuant to the prior sentence to the Stockholder who originally transferred such Covered Stock to such recipient.

“Permitted Transferee” – a Transferee receiving shares of Covered Stock pursuant to a Transfer made in accordance with clauses (i), (iv), (v) or (vi) of the definition of Permitted Transfer.

“Person” – an individual, a company, a partnership, a joint venture, a limited liability company or limited liability partnership, an association, a trust, estate or other fiduciary, any other legal entity, and any Governmental Authority.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations.

“Pre-Emptive Allocation” – as defined in Section 7(a).

“Pre-Emptive Right Holder” – as defined in Section 7(a).

“Prospective Selling Stockholder” - a Stockholder wishing to transfer all or part of its Covered Stock to a Third Party Purchaser.

“Prospective Subscriber” – as defined in Section 7(f).

“Public Offering” means any offering by the Company of its equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any comparable federal statute then in effect (other than any registration statement on Form S-8 or Form S-4 or any successor forms thereto).

“Qualified Public Offering” – a Public Offering that: (i) yields gross proceeds of not less than $200,000,000, or (ii) results in the sale (including the sale by any selling stockholders) of ten percent (10%) or more of the Common Stock of the Company outstanding immediately prior to such offering.

“Receiving Party” – as defined in Section 19(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date, among the Company and those Stockholders party hereto, as amended from time to time.

“Request for Arbitration” – as defined in Section 19(a).

“Reservation Price” – the price agreed to between the Board and the Non-MDP Stockholders holding a majority of the shares of Covered Stock then held by all Non-MDP Stockholders.

“Section 4 Offer Notice” – as defined in Section 4(b).

“Section 4 Selling Stockholder” – as defined in Section 4(b).

“Section 6 Percentage Interest” means, with respect to a particular Section 6 Transaction, the percentage equivalent of a fraction the numerator of which is the economic value of the total number of shares of Covered Stock proposed to be Transferred by the Section 6 Selling Stockholders in a Section 6 Transaction, and the denominator of which is the economic value of the total number of shares of Covered Stock held by such Section 6 Selling Stockholders, as determined by the Board in its reasonable good faith discretion and in consultation with the Financial Advisor.

“Section 6 Selling Stockholder” – as defined in Section 6(a).

“Section 6 Transaction” – as defined in Section 6(a).

“Section 7(g) Subscribers” – as defined in Section 7(g).

“Securities Act” – the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, as the same shall be in effect from time to time.

“Stock Purchase Agreement” – means that certain Amended and Restated Stock Purchase Agreement, dated as of the Effective Date, by and among MDCPVI TU Holdings, LLC, the Company and the stockholders of the Company party thereto, as the same may be hereafter amended and/or restated.

“Stockholder(s)” – as defined in the Preamble.

“Subsequent Section 4 Offer Notice” – as defined in Section 4(b).

“Subsidiary” means, as to a Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Tag Notice” – as defined in Section 6(c).

“Tag Rights” – as defined in Section 6(c).

“Third Party Purchaser” – as defined in Section 4(b).

“Transfer” – as defined in Section 2.

“Transferee” – a Person to whom shares of Covered Stock are Transferred.

“VCOC Member” – as defined in Section 13(b).

(b)	The following provisions shall be applied wherever appropriate herein:

(i)

for purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. All terms defined herein in the singular shall have the same meaning when used in the plural; all terms defined herein in the plural shall have the same meaning when used in the singular;

(ii)

with regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement;

(iii)	all references herein to Sections, subsections, paragraphs, subparagraphs and clauses shall be deemed references to such parts of this Agreement, unless the context shall otherwise require;

(iv)	all pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require;

(v)	the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation”;

(vi)	any accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as applied in the United States;

(vii)	the Exhibits and Schedules, if any, attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(viii)

any consent or approval rights of the Board or the Company contained herein shall be exercised in the sole and absolute discretion of the Board or the Company, as applicable, unless otherwise expressly set forth herein; and

(ix)	all references to $, currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars.

2.	Restrictions on Transfer.

(a)

Except as expressly permitted in this Agreement, no Stockholder shall in any way, directly or indirectly (whether by act, omission or operation of law), sell, exchange, transfer, hypothecate, negotiate, gift, convey in trust, pledge, assign, encumber, or otherwise dispose of, or by adjudication of the Stockholder as bankrupt, by assignment for the benefit of creditors, by attachment, levy or other seizure by any creditor (whether or not pursuant to judicial process), or by passage or distribution of the Covered Stock under judicial order or legal process, carry out or permit the transfer of, all or any portion of such Stockholder’s Covered Stock (any of the foregoing, a “Transfer”). Any Transfer not expressly permitted herein shall be void and of no effect.

(b)

No Transfer may be made that would violate or be inconsistent with any other agreement a Stockholder may have with the Company or would cause the number of securityholders of the Company to exceed the number that is fifty (50) less than the number of securityholders which would require the Company to register any securities of the Company under any applicable laws; provided, however, that upon the receipt of a notice by any Stockholder of a proposed Transfer, the Company shall inform such Stockholder, no later than five (5) Business Days after receipt of such notice, of the number of securityholders of the Company. No Transfer may be made unless the Transferee (i) agrees in writing to be bound by the provisions of this Agreement as though it were a Stockholder hereunder (including without limitation the obligations under Section 11 hereunder) and (ii) unless waived by the Board (or a designee of the Board to whom such authority has been delegated), causes to be delivered to the Company, at such Transferee’s sole cost and expense, a favorable opinion from Kirkland & Ellis LLP, Latham & Watkins LLP, or other legal counsel reasonably acceptable to the Board (or a designee of the Board to whom such authority has been delegated), to the effect that such Transfer does not violate or result in registration being required under any applicable law. In addition, such Transferee shall execute and deliver such other instruments and documents, in form and substance reasonably satisfactory to the Board (or a designee of the Board to whom such authority has been delegated) (including, any instrument necessary to cause the Transferee to become a Stockholder), as are reasonably requested by the Company in connection with such Transfer. Upon compliance with all provisions hereof, all other Stockholders agree to execute and deliver such amendments hereto as are necessary to cause such Transferee to become a Stockholder if requested by the Board.

(c)	No Stockholder may Transfer any Covered Stock to a Competitor, other than pursuant to a transaction contemplated by Section 5 below.

3.	Certain Permitted Transfers. Notwithstanding anything to the contrary in Section 2(a), but subject to Sections 2(b) and 2(c):

(a)

A Stockholder may Transfer all or a portion of such Stockholder’s Covered Stock (i) to the Company, (ii) to an Affiliate of such Stockholder (other than to an Affiliate in connection with a Permitted Transfer) subject to the prior written consent of the Board, which consent will not be unreasonably withheld, (iii) as permitted by Sections 4, 5, 6 and 10, and (iv) pursuant to a Permitted Transfer. Such Stockholder shall give notice to the Company of such Transfer at least 5 Business Days prior to such Transfer.

(b)

A Transferee who becomes a Stockholder pursuant to this Section 3 shall have, to the extent Transferred, the rights and powers, and shall be subject to the restrictions and liabilities, of a Stockholder under this Agreement. For the avoidance of doubt, a transferee of shares of Covered Stock of a U.S. Situs Pritzker Stockholder or MDP Stockholder (other than a Permitted Transferee of such U.S. Situs Pritzker Stockholder or MDP Stockholder) does not become a U.S. Situs Pritzker Stockholder or MDP Stockholder or become entitled to all rights and powers of a U.S. Situs Pritzker Stockholder or MDP Stockholder solely because of such Transfer.

(c)	The following provisions shall be applied to any Transfer to which Sections 4, 5 or 6 apply:

(i)

To the extent possible, each Stockholder shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order to expeditiously consummate a Transfer pursuant to Sections 4, 5 or 6 and any related transactions, including voting, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, furnishing information and copies of documents, filing applications, reports, returns, filings and other documents or instruments with governmental authorities, and otherwise cooperating with the Prospective Selling Stockholder(s) and the proposed purchaser(s) to the extent reasonably requested; provided, however, that Drag or Tag Sellers shall be obligated to become liable in respect of any representations, warranties, indemnities or otherwise to the proposed purchaser solely to the extent provided in Sections 5(a) and 6(a), as applicable.

(ii)

The MDP Stockholders, in the case of a proposed Transfer pursuant to Section 5, or the Section 6 Selling Stockholders, in the case of a proposed Transfer pursuant to Section 6, shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer and the terms and conditions thereof.

4.	Right of First Refusal.

(a)	Subject to Section 4(d), the provisions of this Section 4 shall apply to all Transfers.

(b)

Subject to Section 4(d), if any Stockholder proposes to Transfer all or any portion of its Covered Stock in accordance with this Agreement to a Person who is not an Affiliate of such Stockholder (a “Third Party Purchaser”), then such Stockholder (the “Section 4 Selling Stockholder”) shall, prior to consummating such sale, offer in a written notice to Transfer such Covered Stock to the Company, specifying the identity of the proposed Third Party Purchaser, if any, the terms and conditions of such proposed Transfer (including the price per share, the amount of Covered Stock to be sold, the proposed date of Transfer, if known, and any other applicable economic terms) as offered by the Third Party Purchaser and offering to Transfer such Covered Stock to the Company on the same terms, provided, however, that the Company shall have the right to pay cash in lieu of any non cash consideration (at the fair market value determined by the Board) (the “Section 4 Offer Notice”). The Section 4 Offer Notice shall include reasonable detail (including the Section 4 Selling Stockholder’s good faith estimate of the fair market value) concerning any non cash portion of the proposed consideration, if any, to allow the Board (excluding the Directors designated by the Section 4 Selling Stockholder and each proposed purchaser, if any) to reasonably determine the fair market value of such non cash consideration. The Company shall have twenty-one (21) days from the date the Section 4 Offer Notice was received to accept the offer to Transfer all or any portion of the Covered Stock subject to the Section 4 Offer Notice. If the Company does not accept the offer provided in the Section 4 Offer Notice within such period, it shall be deemed to have rejected the offer. If the Company does not accept the offer provided in the Section 4 Offer Notice pursuant to this Section 4(b) with respect to all shares of Covered Stock covered thereby, then at the expiration of the twenty-one (21) day notice period (or, if earlier, upon the express rejection in writing by the Company of such offer), the Section 4 Selling Stockholder shall offer to Transfer on a pro rata basis such shares of Covered Stock not accepted for purchase by the Company to the Stockholders who are not Section 4 Selling Stockholders and to the Non-U.S. Situs Pritzker Stockholders (collectively, the “Non-Transferring Section 4 Stockholders”) and shall deliver to such Non-Transferring Section 4 Stockholders a subsequent Section 4 Offer Notice (the “Subsequent Section 4 Offer Notice”). The Non-Transferring Section 4 Stockholders shall have twenty-one (21) days from the date the Subsequent Section 4 Offer Notice was received to accept the Section 4 Selling Stockholder’s offer to Transfer all, but not less than all, of the Covered Stock subject to the Subsequent Section 4 Offer Notice, and any Non-Transferring Section 4 Stockholder who does not accept the offer provided in the Subsequent Section 4 Offer Notice within such period shall be deemed to have rejected the offer. In the event that more than one Non-Transferring Section 4 Stockholder wishes to accept such offer, each such Non-Transferring Section 4 Stockholder shall have the right to purchase the offered Covered Stock pro rata based on the ratio of the Overall Percentage Interest of such Non-Transferring Section 4 Stockholder to the combined Overall Percentage Interest of all Non-Transferring Section 4 Stockholders purchasing the Covered Stock pursuant to this Section 4(b); provided, however, that the Overall Percentage Interest for each U.S. Situs Pritzker Stockholder may be increased or decreased by the agreement of such U.S. Situs Pritzker Stockholder so long as the aggregate number of shares of Covered Stock that the U.S. Situs Pritzker Stockholders (as a group) have the right to acquire as Non-Transferring Section 4 Stockholders does not exceed the aggregate number of shares of Covered Stock that all U.S. Situs Pritzker Stockholders have the right to acquire as Non-Transferring Section 4 Stockholders before any such increases or decreases to any Overall Percentage Interest of any U.S. Situs Pritzker Stockholder; and provided, further, that the Overall Percentage Interest for each Non-U.S. Situs Pritzker Stockholder may be increased or decreased by the agreement of such Non-U.S. Situs Pritzker Stockholder so long as the aggregate number of shares of Covered Stock that the Non-U.S. Situs Pritzker Stockholders (as a group) have the right to acquire as Non-Transferring Section 4 Stockholders does not exceed the aggregate number of shares of Covered Stock that all Non-U.S. Situs Pritzker Stockholders have the right to acquire as Non-Transferring Section 4 Stockholders before any such increases or decreases to any Overall Percentage Interest of any Non-U.S. Situs Pritzker Stockholder. If no Non-Transferring Section 4 Stockholder accepts such offer pursuant to this Section 4(b), then at the expiration of the twenty-one (21) day notice period (or, if earlier, upon the express rejection in writing by the Non-Transferring Section 4 Stockholders of such offer), subject only to Sections 2(b), 2(c), 3, 4(d) and 6, the Section 4 Selling Stockholder may Transfer the offered Covered Stock to the proposed Transferee, provided that such Transfer occurs within thirty (30) days after the expiration of such twenty-one (21) day period and is at a price and upon terms and conditions no more favorable to the Transferee than the price, terms and conditions specified in the Section 4 Offer Notice and Subsequent Section 4 Offer Notice. To the extent shares of Covered Stock are to be Transferred to the Company or a Non-Transferring Section 4 Stockholder pursuant to this Section 4(b), each Section 4 Selling Stockholder shall cause such shares of Covered Stock to be Transferred free and clear of all liens, claims, encumbrances and other restrictions (other than as set forth in this Agreement) and shall be deemed to have represented that such Section 4 Selling Stockholder has full right, title and interest in and to such shares of Covered Stock and has all necessary power and authority and has taken all necessary actions to sell such shares of Covered Stock. The closing of any Transfer pursuant to this Section 4(b) shall occur in accordance with the terms and provisions of the offer and this Agreement.

(c)

Any proposed Transfer by a Section 4 Selling Stockholder not consummated within the time periods set forth in this Section 4 shall again be subject to this Section 4 and shall require compliance by such Section 4 Selling Stockholder with the procedures described in this Section 4. The exercise or non-exercise of the rights of the Company or of any Stockholder under this Section 4 with respect to any proposed Transfer shall not adversely affect its rights with respect to subsequent Transfers by a Section 4 Selling Stockholder under this Section 4.

(d)	The provisions of this Section 4 shall be subordinate to those of Section 5, and shall not apply to Transfers under Section 5 or to any Transfer permitted by Section 3(a).

(e)	The Stockholders agree that they shall not consent to any amendment of this Section 4 (or, as applicable, Section 31 hereof) that disproportionately adversely affects shares of Covered Stock held by other stockholders entitled to the benefit of such provisions who are not parties hereto without having first obtained the approval of the holders of a majority of the shares of Covered Stock held by such other stockholders.

5.	Drag-Along Right.

(a)

In connection with any transaction or series of related transactions that results in any Person who is not an Affiliate of the Company prior to such transaction or series of transactions acquiring all, but not less than all, of the shares of Covered Stock held by the MDP Stockholders (the “MDP Sale Transaction”), the MDP Stockholders shall have the right to require each U.S. Situs Pritzker Stockholder (for the purposes of this Section 5, a “Dragged Stockholder”) to sell an equal percentage of such Dragged Stockholder’s shares of Covered Stock in such MDP Sale Transaction on the same terms, conditions and price per share of Covered Stock as those applicable to the MDP Stockholders (including, if applicable, by providing an indemnity with respect to breaches of representations, warranties or covenants regarding the financial condition, results of operations, assets or liabilities of the Company or otherwise with respect to the liabilities or operations of the Company, in each case to the extent agreed to by the MDP Stockholders; provided, that any such indemnity will be subject to clause (3) of the last sentence of this Section 5(a)) (the “Drag Transaction”). In addition, upon the request of the MDP Stockholders, the Dragged Stockholders agree (i) to vote (and if applicable, cause each of its Affiliates to vote) in favor of such MDP Sale Transaction, (ii) to vote in opposition to any and all other proposals that could oppose, prevent, delay, or impair the Company’s ability to close such MDP Sale Transaction, (iii) not to deposit, or cause such Dragged Stockholder’s Affiliates to deposit any shares of Covered Stock in a voting trust or subject any such shares to any arrangement or agreement with respect to voting any such shares, unless the MDP Stockholders specifically request that that Dragged Stockholder or such Dragged Stockholder Affiliate do so in connection with such MDP Sale Transaction, and (iv) not to demand or exercise dissenter’s or appraisal rights under Section 262 of the Delaware General Corporation Law (or any successor provision thereto) or any other applicable law or contract for which dissenter’s or appraisal rights are available with respect to such MDP Sale Transaction. In the event that the MDP Stockholders exercise their rights pursuant to this Section 5, (1) no Dragged Stockholder will be obligated to pay more than its pro rata share of transaction expenses incurred (based on the proportion of the aggregate transaction consideration received) in connection with such MDP Sale Transaction to the extent that such expenses are incurred for the benefit of all stockholders and are not otherwise paid by the Company or the acquiring party (expenses incurred by or on behalf of a stockholder for its sole benefit not being considered expenses incurred for the benefit of all stockholders), (2) any Dragged Stockholder Transferring Covered Stock pursuant to the MDP Sale Transaction shall not be required to make any representations or warranties in connection with such Transfer, except as to (A) good and valid title to the Covered Stock being Transferred; (B) the absence of liens, with respect to the Covered Stock being

Transferred; (C) its valid existence and good standing (if applicable); (D) the legal capacity and authority for, and validity, binding effect and enforceability of (as against such Dragged Stockholder), any agreement entered into by such Dragged Stockholder in connection with the Transfer of such Covered Common Shares; (E) all required consents and approvals to the Dragged Stockholder’s Transfer of such Covered Stock having been obtained (excluding securities laws); and (F) the fact that no broker’s commission or finder’s fee is payable by the Dragged Stockholder as a result of the Dragged Stockholder’s conduct in connection with the Transfer of the Covered Stock pursuant to this Section 5, and (3) any indemnifications provided by the Dragged Stockholders will be on a several and not a joint basis (other than to the extent secured by an escrow fund or other similar mechanism).

(b)

In the event that the MDP Stockholders desire to exercise their rights pursuant to this Section 5, the MDP Stockholders shall notify each Stockholder in writing of the proposed Transfer no less than twenty (20) days prior to the contemplated consummation date of the proposed Transfer or transaction (the “Drag Notice”). Such notice shall set forth: (i) a description of the proposed Transfer or other transaction, (ii) the name of the proposed purchaser, and (iii) the proposed amount and form of consideration and terms and conditions of payment offered by the proposed purchaser. Any proposed Transfer or transaction pursuant to this Section 5 that is not consummated within one hundred eighty (180) days following the date of the Drag Notice, shall again be subject to the notice provisions of this Section 5(b).

(c)

To the extent in conflict with the provisions of this Section 5, the provisions of Sections 4 and 6 shall be subordinate to and shall not apply to any Transfer or exercise of rights contemplated by this Section 5.

6.	Tag-Along Right.

(a)

If any Stockholder (for the purposes of this Section 6, the “Section 6 Selling Stockholder”) proposes to Transfer any shares of Covered Stock then held by such Section 6 Selling Stockholder (each, a “Section 6 Transaction”), to one or more Persons who are not Affiliates of such Section 6 Selling Stockholder, then, each Stockholder and each Non-U.S. Situs Pritzker Stockholder other than such Section 6 Selling Stockholder (each, an “Electing Stockholder”) shall have the right to require the proposed purchaser to purchase up to the same number of the Electing Stockholder’s shares of Covered Stock representing such Electing Stockholder’s Section 6 Percentage Interest, on the same terms, conditions and equivalent type and amount of consideration payable per share of Covered Stock as such Section 6 Selling Stockholders. The shares of Covered Stock being purchased from the Section 6 Selling Stockholder and the Electing Stockholders will be reduced on a pro rata basis if the proposed purchaser will not purchase all the shares of Covered Stock being offered; provided, however, that if the proposed purchaser will not purchase all the shares of Covered Stock being offered, at the election of the Electing Stockholders, the Section 6 Selling

Stockholders shall be entitled to purchase any shares of Covered Stock that the proposed purchaser has not agreed to purchase from the Electing Stockholders on the same terms and conditions and for the same consideration as shares of Covered Stock being purchased by the proposed purchaser. In the event that an Electing Stockholder exercises its rights pursuant to this Section 6, (i) no Electing Stockholder will be obligated to pay more than its pro rata share of transaction expenses incurred (based on the proportion of the aggregate transaction consideration received) in connection with such Section 6 Transaction to the extent that such expenses are incurred for the benefit of all stockholders and are not otherwise paid by the Company or the proposed purchaser (expenses incurred by or on behalf of a stockholder for its sole benefit not being considered expenses incurred for the benefit of all stockholders), (ii) any Electing Stockholder Transferring Covered Stock pursuant to the Section 6 Transaction shall make all representations or warranties in connection with such Transfer as made by the Section 6 Selling Stockholder, and (iii) subject to the preceding clause (ii), any indemnifications provided by the Electing Stockholders will be on a several and not a joint basis with the Section 6 Selling Stockholders participating in such transaction (other than to the extent secured by an escrow fund or other similar mechanism).

(b)

Notwithstanding the terms of Section 6(a), the Stockholders may cumulatively and in the aggregate Transfer up to 2% of the issued and outstanding capital stock of the Company in transactions otherwise subject to Section 6(a) without conferring Tag Rights if such Transfers are made in increments of 0.25% or less of the then issued and outstanding capital stock of the Company in any single transaction or a series of related transactions.

(c)

In the event that a Section 6 Selling Stockholder desires to consummate a Section 6 Transaction, the Section 6 Selling Stockholder shall notify each Electing Stockholder in writing of such proposed transaction no less than thirty (30) days prior to the contemplated consummation date of such proposed transaction (the “Tag Notice”). Such Tag Notice shall set forth: (i) a description of the proposed transaction, (ii) the name of the proposed purchaser, and (iii) the proposed amount and form of consideration and terms and conditions of payment offered by the proposed purchaser. The Electing Stockholders will have the right, upon written notice to the Section 6 Selling Stockholders, delivered within ten (10) days after receipt of the Tag Notice to participate in the proposed Section 6 Transaction on the terms and conditions set thereof (such participation rights being hereinafter referred to as “Tag Rights”). In the event an Electing Stockholder has not notified the Section 6 Selling Stockholders of its intent to exercise such Tag Rights within ten (10) days of receipt of a Tag Notice, such Electing Stockholder will be deemed to have elected not to exercise such Tag Rights, and shall forfeit, with respect to the transaction contemplated by such Tag Notice. Any proposed Section 6 Transaction that is the subject of a Tag Notice that is not consummated within one hundred twenty (120) days following the date of the Tag Notice shall again be subject to the notice provisions of Section 6 and shall require compliance by the Stockholders with the procedures described in this Section 6(b).

(d)	The provisions of this Section 6 shall be subject and subordinate to the provisions of Section 4 and 5 and, to the extent in conflict therewith, shall not apply.

7.	Pre-Emptive Rights.

(a)

Each Stockholder (for the purpose of this Section 7, each a “Pre-Emptive Right Holder”) shall have the right to purchase such Pre-Emptive Right Holder’s Overall Percentage Interest (for the purpose of this Section 7 the “Pre-Emptive Allocation”), or any lesser number, of any new shares of Covered Stock that the Company may, from time to time, propose to sell and issue, in each case, other than Excluded Securities and securities issued in connection with stock splits, stock dividends and in-kind equity distributions (collectively, “New Securities”); provided, however, that the Pre-Emptive Allocation for each U.S. Situs Pritzker Stockholder may be increased or decreased by the agreement of such U.S. Situs Pritzker Stockholder so long as the aggregate number of New Securities that the U.S. Situs Pritzker Stockholders (as a group) have the right to acquire as Pre-Emptive Right Holders does not exceed the aggregate number of New Securities that all U.S. Situs Pritzker Stockholders have the right to acquire as Pre-Emptive Right Holders before any such increases or decreases to any Pre-Emptive Allocation of any U.S. Situs Pritzker Stockholder.

(b)

In the event the Company proposes to undertake an issuance of New Securities, it will give each Pre-Emptive Right Holder written notice of such issuance (which notice shall be delivered at least twenty (20) days prior to such issuance), describing the New Securities and the price and terms upon which the Company proposes to issue the same, and setting forth the number of shares or other number of New Securities which such Stockholder is entitled to purchase pursuant to such Stockholder’s Pre-Emptive Allocation and the aggregate purchase price therefor. Each Pre-Emptive Right Holder will have fifteen (15) days from the date of delivery of any such notice from the Company to agree to purchase a specified portion of such New Securities up to such Stockholder’s Pre-Emptive Allocation (as may be adjusted with respect to any U.S. Situs Pritzker Stockholder pursuant to Section 7(a)), for the price and upon the terms specified in the notice (provided that the Pre-Emptive Right Holders shall be entitled to pay cash in lieu of any non-cash consideration) by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If not all of the Pre-Emptive Right Holders elect to purchase their full Pre-Emptive Allocation of New Securities (as adjusted pursuant to Section 7(a)), then the Company shall notify in writing the fully-participating Pre-Emptive Right Holders and the fully-participating “Pre-Emptive Right Holders” pursuant to Section 7 of the 2010 Non-U.S. Stockholders’ Agreement of such and offer such holders the right to acquire such unsubscribed New Securities. Each fully-participating Pre-Emptive Right Holder so notified shall have the right to purchase its pro rata share of the unsubscribed New Securities (in proportion to the Overall Percentage Interests of all fully participating Pre-Emptive Right Holders and participating Non-U.S. Situs Pritzker Stockholders who are “Pre-Emptive Right Holders” pursuant to Section 7 of the 2010 Non-U.S. Stockholders’ Agreement) within five (5) days from the date of such notice from the Company by giving written notice to the Company and stating therein the quantity of unsubscribed New Securities to be purchased.

(c)

In the event that after said fifteen (15) day period (or, as applicable, such 20-day period) there exists any amount of New Securities that have not been purchased pursuant to this Section 7 and Section 7 of the 2010 Non-U.S. Stockholders’ Agreement, the Company will have one hundred twenty (120) days thereafter to sell such unpurchased New Securities, at a price and upon such other terms no more favorable to the purchasers thereof than those specified in the Company’s notice. In the event the Company has not sold such New Securities within said 120-day period, the Company will not thereafter issue or sell any New Securities without first offering such New Securities to each Pre-Emptive Rights Holder in the manner provided above.

(d)

The pre-emptive rights granted by this Section 7 shall be exercisable only by “accredited investors” as defined under Section 501 of Regulation D of the Securities Act. In the event that exercise of a Pre-Emptive Right Holder’s right under this Section 7 would require under applicable law the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the issuance, such Pre-Emptive Right Holder shall not have the right to participate in the issuance. Without limiting the generality of the foregoing, other than pursuant to the Registration Rights Agreement and/or pursuant to Section 12 hereof, it is understood and agreed that the Company has no obligation to effect a registration of such securities under the Securities Act or similar state statutes.

(e)

The closing of any sale of New Securities shall be on the date set forth in the notice provided by the Company pursuant to Section 7(b); provided, that such date shall be extended as to any participating Pre-Emptive Right Holder for up to forty (40) days (or such longer period as may be approved by the Company, which approval shall not be unreasonably delayed or withheld) for purposes of obtaining any necessary approvals from Governmental Authorities. The exercise or non-exercise of the rights of the Pre-Emptive Right Holders under this Section 7 shall not adversely affect their rights to participate in subsequent offerings of New Securities subject to Section 7.

(f)

The Company may condition the participation of the Pre-Emptive Right Holder upon the purchase by such Pre-Emptive Right Holder of any securities (including debt securities that are not otherwise Covered Stock) other than New Securities (“Other Securities”) in the event that the participation of any Person who is not a Pre-Emptive Right Holder in such issuance (a “Prospective Subscriber”) is so conditioned. In such case, each Pre-Emptive Right Holder exercising its right under this Section 7 shall acquire, together with the New Securities to be acquired by it, Other Securities in the same proportion to the New Securities to be acquired by it as the proportion of Other Securities to New Securities being acquired by a Prospective Subscriber in such issuance, on the same terms and conditions, as to each unit of Subject Securities and Other Securities issued to Pre-Emptive Right Holders exercising their rights under this Section 7, as the Prospective Subscriber shall be issued units of Subject Securities and Other Securities.

(g)

Notwithstanding the requirements of Section 7(b), in the event that the Board determines that there are circumstances which would materially disadvantage (1) the MDP Stockholders and the Non-MDP Stockholders in the same manner or (2) the Company, the Company may proceed with any issuance prior to having complied with the provisions of Section 7(b), provided, that the Company shall:

(i)

provide each Pre-Emptive Right Holder with (i) prompt notice of (which in any event shall be no less than five (5) Business Days after) such issuance and (ii) the notice described in Section 7(b) in which the actual price per unit of New Securities shall be set forth;

(ii)

offer to issue to such Pre-Emptive Right Holder such number of New Securities of the type issued in the issuance as may be requested by such Pre-Emptive Right Holder (not to exceed such Stockholder’s Pre-Emptive Allocation) on the same economic terms and conditions with respect to such securities as the subscribers in the issuance (“Section 7(g) Subscribers”) received;

(iii)

keep such offer open for a period of ten (10) days, during which period, each such Pre-Emptive Right Holder may accept such offer by sending a written acceptance to the Company and stating therein the quantity of New Securities to be purchased, not to exceed such Stockholder’s Pre-Emptive Allocation; and

(iv)

repurchase from the Section 7(g) Subscribers such number of New Securities equal to the number of New Securities acquired by the Pre-Emptive Right Holders under this Section 7(g) at the actual price per unit of the applicable New Securities.

(h)

With respect to any issuance of Covered Stock, a Stockholder’s sole rights, and the Company’s sole obligations, are set forth in the provisions of this Section 7. The Stockholders further agree that the rights conferred upon them by Section 7 are of significant value and shall forbear from bringing suit on any claim (whether from contract, fiduciary duty, or otherwise) arising out of an issuance approved by the Non-MDP Stockholders and the MDP Stockholders in accordance with Section 9. Any issuance of Covered Stock conducted in accordance with this Section 7 shall be presumed to be entirely fair, and any party bringing suit in connection with such issuance shall have the burden of establishing unfairness.

8.	Board Seats; Committees.

(a)

Each Stockholder agrees to take all action necessary to appoint and vote for the individual then serving as Chief Executive Officer of the Company to the Board. If at any time such individual ceases to be the Chief Executive Officer of the Company, then such individual shall be deemed to have resigned from the Board and each Stockholder shall take all action necessary to remove such individual from the Board.

(b)

The MDP Stockholders, holding a majority of the Covered Stock then held by all MDP Stockholders, taken as a whole, shall have the right to designate, and the Board and the Stockholders will appoint and vote for, not more than five (5) representatives to the Board, which individuals shall be subject to the prior approval of the U.S. Situs Pritzker Stockholders, such approval not to be unreasonably withheld; provided that each of John Canning, Timothy Hurd, Vahe Dombalagian, Edward Magnus and Brittany Smith shall be deemed approved for the purposes of this Section 8(b), and John Canning, Timothy Hurd, Vahe Dombalagian, Edward Magnus and Brittany Smith shall be the initial appointees pursuant to this Section 8(b). Notwithstanding the foregoing, the MDP Stockholders shall have the right to designate, and the Board will appoint, such number of representatives to the Board which is one (1) more than the total number of representatives appointed under Sections 8(a) and 8(c) of this Agreement and Section 8(c) of the 2010 Non-U.S. Stockholders’ Agreement.

(c)

The U.S. Situs Pritzker Stockholders holding a majority of the Covered Stock then held by all U.S. Situs Pritzker Stockholders shall have the right to designate, and the Board and the Stockholders will appoint and vote for up to two (2) representatives to the Board, which individuals shall be subject to the prior approval of the MDP Stockholders, such approval not to be unreasonably withheld; provided that each of Matthew Carey and John Stellato shall be deemed approved for the purposes of this Section 8(c), and Matthew Carey and John Stellato shall be the initial appointees pursuant to this Section 8(c).

(d)

A director appointed pursuant to Sections 8(b) or 8(c) above may resign, or may be removed either (i) with or without cause solely at the direction of the stockholders of the Company who designated such director (or such stockholders’ successors or Permitted Transferees), or (ii) by the affirmative vote or written consent of a majority of the remaining members of the Board if such director dies or otherwise becomes incapable of fulfilling his or her obligations because of injury or physical or mental illness and such incapacity shall exist for thirty (30) Business Days in the aggregate during any consecutive six (6) month period. The Stockholders who designated any such deceased, removed or resigning director (or such Stockholders’ successors or Permitted Transferees) shall have the exclusive right to designate a replacement for such director, and each Stockholder agrees to appoint and vote for such designated replacement to the Board.

(e)

Each committee of the Board, the board of directors (or similar governing body) of each of the Company’s subsidiaries and any committees thereof, shall be comprised of designees appointed by the MDP Stockholders and the U.S. Situs Pritzker Stockholders and as provided in the 2010 Non-U.S. Stockholders’ Agreement, the Non-U.S. Situs Pritzker Designee; provided, however, that in all cases, the MDP Stockholders shall have the right to appoint a number of designees that is one (1) more than the aggregate number of designees that the Non-MDP Stockholders have appointed.

(f)

The rights to designate representatives for appointment to the Board, any committee of the Board, the board of directors (or similar governing body) of each of the Company’s subsidiaries and any committees thereof shall terminate and each Stockholder’s designee to the Board shall resign if so requested by the Company immediately prior to the consummation of a Qualified Public Offering, and if so requested by the Company, the designating Person will direct its then serving appointed representative to resign from the Board, any committee of the Board, the board of directors (or similar governing body) of each of the Company’s subsidiaries and any committees thereof.

(g)

Each member of the Board or board of directors of a Company Subsidiary designated pursuant to Sections 8(b), 8(c) or 8(e) shall be entitled to reimbursement from the Company for his or her reasonable out of pocket expenses (including travel) incurred in attending any meeting of the Board or subsidiary Board or any committee thereof.

9.        Required Approvals. Without the consent (by vote or written consent, as provided by law) of (i) the Non-MDP Stockholders holding a majority of the shares of Covered Stock then held by all Non-MDP Stockholders, and (ii) the MDP Stockholders holding a majority of the shares of Covered Stock then held by all MDP Stockholders, neither the Company nor any of its Subsidiaries shall (either directly or by amendment, merger, consolidation, recapitalization or otherwise):

(a)

amend or modify (i) the Certificate of Incorporation of the Company, as in effect on the Effective Date, (ii) the Bylaws of the Company (the “Bylaws”), as in effect on the Effective Date, or (iii) the charter documents of any of the Company’s Subsidiaries, in each case, in a manner that, by the terms of such amendment or modification, adversely impacts the Non-MDP Stockholders or the MDP Stockholders, as applicable, relative to the MDP Stockholders, in the case of the Non-MDP Stockholders, or the Non-MDP Stockholders, in the case of the MDP Stockholders;

(b)

incur any Indebtedness that would cause the Company to exceed a consolidated leverage ratio (as determined in accordance with the Credit Agreement) of 5.25:1; provided, however, that consent shall not be required for incurrence of additional Indebtedness that would exceed such leverage ratio to the extent that (i) such Indebtedness is incurred or may be incurred under the terms of the Company’s and its Subsidiaries’ $1,150,000,000 senior secured credit facility and its $645,000,000 senior unsecured facility (the “Facilities”) in existence of the Effective Date, (ii) such Indebtedness is incurred to refinance or replace the Facilities (and does not exceed the amount permitted under the terms of the Facilities in existence on the Effective Date), (iii) the Board (including a majority of the directors elected pursuant to Section 8(c) and Section 8(c) of the 2010 Non-U.S. Stockholders’ Agreement) determines that there are circumstances that would materially disadvantage (1) the MDP Stockholders and the Non-MDP Stockholders in the same manner or (2) the Company, if such Indebtedness is not incurred or (iv) such additional Indebtedness to be incurred is less than $100 million in aggregate principal amount in any transaction or series of related transactions;

(c)	issue any equity securities that are pari passu with or senior to the Common Stock, other than Excluded Securities and those issued in compliance with Section 7 hereof;

(d)	pay non pro-rata dividends or distributions on any equity securities of the Company or set aside funds to do so;

(e)

repurchase, redeem, or retire equity securities of the Company or any of its Subsidiaries (other than the repurchase of securities held by present or former employees of the Company (i) pursuant to agreements between the Company and such employee or (ii) as otherwise approved by the Board), or pursuant to the Company’s exercise of its right of first refusal pursuant to Section 4 (other than the Company’s exercise of its right of first refusal pursuant to Section 4 with respect to any shares of its capital stock to be sold by any MDP Stockholder, which shall be subject to approval by Non-MDP Stockholders holding a majority of the shares of Covered Stock then held by all Non-MDP Stockholders, under this Section 9(e));

(f)

engage in any transactions with Affiliates other than (i) any agreement entered into in connection with the acquisition of Company Stock by the MDP Stockholders pursuant to the Stock Purchase Agreement, (ii) any written agreement with an Affiliate in place as of the Effective Date and set forth on Schedule 3 hereto, (iii) any transaction specifically contemplated by and in compliance with the other provisions of this Agreement, including any issuance of Covered Stock pursuant to Section 7 or issuance of Excluded Securities, (iv) any employment and compensation arrangements that have been approved by the Board (but excluding any such agreements with any persons who are Affiliates of the MDP Stockholders or the Non-MDP Stockholders), (v) any transaction entered into upon terms no less favorable than those that would be available in similar arms’ length transactions (including transactions with portfolio companies of the MDP Stockholders, the Non-MDP Stockholders or their respective Affiliates, in the ordinary course of business);

(g)

voluntarily liquidate, dissolve or wind up the Company or commence or acquiesce in any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (iii) make a general assignment for the benefit of its creditors;

(h)	change the size of the Board, other than in connection with a Qualified Public Offering to be consummated within thirty (30) days after the change in Board size; and

(i)

increase or initiate any fees paid or payable or amounts reimbursed to Madison Dearborn Partners, LLC or its Affiliates (other than their respective portfolio companies) by the Company, other than for the reimbursement of expenses payable to directors pursuant to Section 8(g).

10.      Pledges. A Stockholder shall not be permitted to pledge, hypothecate or otherwise encumber any of its Covered Stock without the prior written consent of the Company other than pursuant to a Permitted Pledge.

11.      Capital Contribution. Prior to December 31, 2011, each U.S. Situs Pritzker Stockholder and each MDP Stockholder shall, upon not less than 15 days prior written notice from the Company, contribute its pro rata share of up to a total of $150,000,000 to fund acquisitions approved by the Board. For the purposes of this Section 11, each such Stockholder’s pro rata share will be determined based on the Overall Percentage Interest of such Stockholder divided by the sum of all Overall Percentage Interests of each of the U.S. Situs Pritzker Stockholders, Non-U.S. Situs Pritzker Stockholders and MDP Stockholders at such date.

12.      Requirement to Effect a Public Offering or Sale. In the event that the Company (i) has not consummated a Public Offering prior to the fifth (5th) anniversary of the Effective Date or (ii) has not been sold in a manner that provides cash consideration for the shares of Common Stock held by the Non-MDP Stockholders and the MDP Stockholders, then, if the Non-MDP Stockholders as a group commit to selling not less than a sufficient number of shares of Common Stock to generate net proceeds of $100 million, upon the written request of the Non-MDP Stockholders holding a majority of the Common Stock then held by all Non-MDP Stockholders, the MDP Stockholders shall either (x) cause the Company to consummate a Public Offering with net proceeds of at least $200 million or (y) effect the sale of all of the equity interests of the Company following an auction process conducted by a Financial Advisor reasonably satisfactory to the Non-MDP Stockholders holding a majority of the Common Stock then held by all Non-MDP Stockholders, in each case as soon as possible, and in any event, no later than 180 days following the date of such request. If, however, the Board determines that no buyer has been identified after auction that is reasonably likely to consummate a transaction at or above the Reservation Price, the MDP Stockholders may fulfill its obligations under this Section 12 by terminating the sale process and causing the Company to effect a Public Offering within 180 days of such termination.

13.      Information Rights.

(a)    The Company will furnish to each Stockholder owning at least two and a half percent (2.5%) of the outstanding Common Stock the following information (for the purposes of this Section 13, shares of Common Stock held any member of a Beneficiary Group that is a

Stockholder shall be aggregated together with the shares of capital stock of the Company held by all members of such Beneficiary Group and their Affiliates for the purposes of determining availability of rights and application of obligations of such Stockholder under this Section and, following December 31, 2011, only one copy of any information to be provided under this Section 13 shall be delivered for the benefit of each Beneficiary Group as noted on Annex A attached hereto):

(i)

As soon as available, but no sooner than ninety (90) days following completion of the fiscal year, the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such fiscal year and the audited consolidated statements of income, cash flows and changes in stockholders’ equity for such year of the Company and the Subsidiaries, setting forth in each case in comparative form the figures for the next preceding fiscal year, accompanied by the report of independent certified public accountants of recognized national standing, to the effect that, except as set forth therein, such consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company and the Subsidiaries as of the dates thereof and the results of their operations and changes in their cash flows and stockholders’ equity for the periods covered thereby.

(ii)

As soon as available, but no sooner than forty-five (45) days following completion of the fiscal quarter (other than the fourth fiscal quarter), the consolidated balance sheet of the Company and the Subsidiaries as at the end of such quarter and the consolidated statements of income, cash flows and changes in stockholders’ equity for such quarter and the portion of the fiscal year then ended of the Company and the Subsidiaries, setting forth in each case the figures for the corresponding periods of the previous fiscal year in comparative form, all in reasonable detail and all prepared in accordance with GAAP consistently applied.

(b)

With respect to the MDP Stockholders and, at the request of the MDP Stockholders, each Affiliate thereof that indirectly has an interest in the Company, in each case that is intended to qualify as a “venture capital operating company” as defined in the Plan Asset Regulations (each, a “VCOC Member” and collectively, the “VCOC Members”), for so long as the VCOC Members, directly or through one or more conduit Subsidiaries, continue to hold any Shares, the Company shall, with respect to the VCOC Members:

(i)	To the extent not otherwise provided in this Agreement, provide the designated representative of the VCOC Members (the “Designated Representative”) with:

a.

the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries, as the Designated Representative shall reasonably request;

b.

to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company as soon as available; and

c.

copies of all materials provided to the Board, provided, that the Company shall be entitled to exclude portions of such materials to the extent providing such portions would be reasonably likely to result in the waiver of attorney-client privilege.

(ii)

Make appropriate officers of the Company available periodically and at such times as reasonably requested by the Designated Representative for consultation with the Designated Representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries, including significant changes in management personnel and compensation of employees, introduction of new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement of compromise of significant litigation;

(iii)

Give the VCOC Members collectively the right to designate one non-voting board observer (who may also be the Designated Representative) who will be entitled to attend all meetings of the Board, participate in all deliberations of the Board and receive copies of all materials provided to the Board, provided that such observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board, provided, further, that the Company shall be entitled to exclude such observer from such portions of a Board meeting to the extent such observer’s presence would be reasonably likely to result in the waiver of attorney-client privilege, attorney-work-product doctrine protections, trade secrets, or any other legal privileges, protections, or rights of the Company and provided, further, that prior to attending or participating in any meeting of the Board or receiving any materials provided to the Board, the designated non-voting board observer shall be required to execute an agreement with the Company regarding his or her preservation of the Company’s confidential information;

(iv)

To the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform the Designated Representative in advance with respect to any significant corporate actions, including extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the organizational documents of the Company, and to provide the VCOC Members or their designated representative with the right to consult with the Company with respect to such actions;

(v)

Provide the VCOC Members with such other rights of consultation which the VCOC Members’ counsel, along with the Company’s counsel determine to be reasonably necessary under applicable legal authorities promulgated after the Effective Date to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Assets Regulation; and

(vi)

To consider the recommendations of the Designated Representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(c)

Within 90 days after the end of each fiscal year, the Company shall cause to be delivered to each Stockholder (so long as such Stockholder owned any Shares during such prior fiscal year) all information necessary for the preparation of such Stockholder’s income tax returns (whether federal, state or foreign).

14.      D&O Insurance. The Company shall purchase, within a reasonable period following the Effective Date, and maintain for such periods as the Board shall in good faith determine (provided that such period shall not be less than six (6) years following cessation of service), at its expense, insurance in an amount determined in good faith by the Board to be appropriate (provided, that such amount shall not be lower than $15,000,000 unless otherwise agreed by (i) the Non-MDP Stockholders holding a majority of the shares of Covered Stock then held by all Non-MDP Stockholders, and (ii) the MDP Stockholders holding a majority of the shares of Covered Stock then held by all MDP Stockholders), on behalf of any person who after the Effective Date is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person, including any direct or indirect Subsidiary of the Company, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions.

15.      Representations and Warranties. Each party hereto represents and warrants that:

(a)	If an entity, such party is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization.

(b)

Such party possesses the requisite power and authority to enter into and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. If an entity, such party has properly taken all action required to be taken by it with respect to the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby.

(c)

This Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors’ rights generally or by general principles of equity.

(d)

The execution, delivery and performance by such party of this Agreement and the consummation of the transactions contemplated hereby, do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any Governmental Authority or other Person under, (i) any law, judgment, order, writ, injunction, decree or award of any Governmental Authority to which such party is subject, (ii) if an entity, the organizational documents of such party or (iii) any license, agreement, commitment or other instrument or document to which such party is a party or by which such party is otherwise bound.

The representations and warranties contained in this Agreement shall survive the execution of this Agreement.

16.      Legends. Each certificate or other documents representing shares of Common Stock shall bear the following legend until such time as the Common Stock represented thereby is no longer subject to the provisions hereof or such legend is no longer applicable (as determined by the Company in its sole direction):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER.

THE VOTING, SALE, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF JUNE __, 2010, AMONG TRANSUNION CORP. AND CERTAIN HOLDERS OF ITS COMMON STOCK (AS THE SAME MAY BE AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF TRANSUNION CORP.”

The Company will instruct any transfer agent not to register the Transfer of any shares of Common Stock until the conditions specified in the foregoing legend and this Agreement are satisfied.

17.      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given when received if delivered personally, on the next Business Day if sent by overnight courier for next Business Day delivery (providing proof of delivery), on receipt of confirmation if sent by facsimile, or in five (5) Business Days if sent by U.S. registered or certified mail, postage prepaid (return receipt requested) to the other parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

TransUnion Corp.

555 West Adams Street

Chicago, Illinois 60661

Facsimile No.: (312) 466-7706

Attention: General Counsel

If to a Stockholder, to the applicable address indicated on Schedule 1 attached hereto as amended from time to time.

The Company or any Stockholder, by notice to the other parties hereto, may designate additional or different addresses for subsequent notices or communications. All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. If a notice or communication is mailed, transmitted or sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

18.      Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware without reference to its internal conflicts of laws principles.

19.      Disputes.

(a)

Except as otherwise specifically provided in this Agreement, any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its arbitrability, validity or termination, or the performance or breach thereof, shall be exclusively and finally settled by arbitration administered by the AAA. Any party to this Agreement may initiate arbitration (the “Initiating Party”) by notice to any other party (the “Receiving Party”) (a “Request for Arbitration”). The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as they may be modified by the provisions of this Agreement. The place of the arbitration shall be Chicago, Illinois. The arbitration shall be conducted by three arbitrators appointed as follows: (i) the Initiating Party shall appoint one qualified arbitrator, (ii) the Receiving Party shall appoint one qualified arbitrator and (iii) the third qualified arbitrator shall be selected jointly by the first two arbitrators appointed pursuant to (i) and (ii) above (or if one or both of the arbitrator(s) is not appointed pursuant to (i) or (ii) above, as appointed by the AAA (as described below)). To the extent (a) either the Initiating Party or the Receiving Party fails to appoint an arbitrator within fifteen (15) days after delivery of the Request for Arbitration or (b) the first two arbitrators fail to appoint a third arbitrator pursuant to (iii) above within fifteen (15) days, such party’s appointment of an arbitrator shall be made by the AAA pursuant to its rules governing commercial arbitration in effect at the time of the arbitration. Any individual will be qualified to serve as an arbitrator if he or she shall be an individual who (A) has no personal relationship with any of the parties to this Agreement, (B) has no direct business relationship with any of the parties to this Agreement, (C) has no material indirect business relationship with any of the parties to this Agreement and (D) who has at least twenty (20) years of experience in the practice of law with significant experience in each of corporate law, securities law, capital markets and corporate finance matters. The arbitration shall commence within thirty (30) days after the appointment of the three arbitrators; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrators’ award shall be made within thirty (30) days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

(b)

The arbitrators will apply the substantive law (and the law of remedies, if applicable) of the State of Delaware without reference to its internal conflicts of laws principles, and will be without power to apply any different substantive law. The arbitrators will render an award and a written opinion in support thereof. Such award shall include the costs related to the arbitration and reasonable attorneys’ fees and expenses to the prevailing party. The arbitrators also have the authority to grant provisional remedies, including injunctive relief, and to award specific performance. The arbitrators may entertain a motion to dismiss and/or a motion for summary judgment by any party, applying the standards governing such motions under the Federal Rules of Civil Procedure, and may rule upon any claim or counterclaim, or any portion thereof (a “Claim”), without holding an evidentiary hearing, if, after affording the parties an opportunity to present written submission and documentary evidence, the arbitrators conclude that there is no material issue of fact and that the Claim may be determined as a matter of law. The parties waive, to the fullest extent permitted by law, any rights to appeal, or to review of, any arbitrators’ award by any court. The arbitrators’ award shall be final and binding, and judgment on the award may be entered in any court of competent jurisdiction, including the courts of Cook County, Illinois. Notwithstanding the foregoing, any party to this Agreement may seek injunctive relief, specific performance, or other equitable remedies from a court of competent jurisdiction without first pursuing resolution of the dispute as provided above. Each party to this Agreement irrevocably submits to the non-exclusive jurisdiction and venue in the courts of the State of Illinois and of the United States sitting in Chicago, Illinois in connection with any such proceeding, and waives any objection based on forum non conveniens. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES SUCH PARTY’S RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION TO ENFORCE AN ARBITRATOR’S DECISION OR AWARD PURSUANT TO SECTION 19(a) OF THIS AGREEMENT.

(c)

The parties agree to maintain confidentiality as to all aspects of the arbitration, except as may be required by applicable law, regulations or court order, or to maintain or satisfy any suitability requirements for any license by any state, federal or other regulatory authority or body, including professional societies and organizations; provided, that nothing herein shall prevent a party from disclosing information regarding the arbitration for purposes of enforcing the award. The parties further agree to obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

(d)

If arbitrations are commenced under this Agreement and the 2010 Non-U.S. Stockholders’ Agreement and any party thereto contends that such arbitrations are substantially related, involve common questions of fact or law, and that the issues should be heard in one proceeding, the arbitration panel selected in the first-filed of such proceedings shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before that arbitration panel.

20.      Successors and Assigns. None of the parties shall have the right to delegate any of its obligations under this Agreement or any part hereof, except (i) as expressly permitted herein or, (ii) in the case of a Stockholder, to a Transferee in connection with a Permitted Transfer. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective permitted successors and assigns. No party may assign any of its rights under this Agreement or any part hereof without the prior consent of (a) the Company, and (b)(1) the MDP Stockholders (if the proposed assignment is by a U.S. Situs Pritzker Stockholder) or (2) the U.S. Situs Pritzker Stockholders holding a majority of the Covered Stock then held by all U.S. Situs Pritzker Stockholders (if the proposed assignment is by an MDP Stockholder), except to a Permitted Transferee.

21.      No Other Relationships. Nothing contained herein or in any other agreement delivered pursuant hereto or thereto shall be construed to create any agency relationship among the Stockholders. No Stockholder shall owe any fiduciary duties to the Company or to any other Stockholder by virtue of this Agreement. To the extent that at law or in equity, a Stockholder has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Stockholder, a Stockholder acting under this Agreement shall not be liable to the Company or to any Stockholder for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Stockholder otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Stockholder.

22.      Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a Governmental Authority, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Upon such determination that any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

23.      Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party shall be entitled to immediate injunctive relief or specific performance without bond or the necessity of showing actual monetary damages in order to enforce or prevent any violations of the provisions of this Agreement.

24.      Confidentiality; Public Announcements, Etc. Each Stockholder agrees, and agrees to cause its Affiliates, to at all times hold in confidence and keep secret and inviolate all of the Company’s confidential information, including, without limitation, the terms and conditions of this Agreement and all unpublished matters relating to the business, property, accounts, books, records, customers and contracts of the Company which the Stockholder or any such Affiliates may or hereafter come to know; provided, however, that, except as otherwise provided herein, the Stockholder may disclose any such information (a) to its Affiliates, directors, officers, employees, representatives and agents, including accountants, legal counsel and other advisors who have a need to know such information in connection with the Stockholder’s investment in the Company (it being understood and agreed that (i) the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, (ii) no such information will be used to the detriment of the Company and (iii) such Stockholder shall be responsible for breach by any such Person of the provisions of this Section 24), (b) that otherwise is or has become generally available to the public (without breach of this Section 24), (c) as to which Stockholder has obtained knowledge from sources other than the Company or the directors or the officers of the Company (provided, that such source is not known by such Stockholder to be bound by a confidentiality agreement with the Company), (d) with the consent of the Company, (e) that it is required to disclose by law or subpoena or judicial process or as is required to enforce its rights hereunder or that is required to be disclosed under the rules of any stock exchange to which any Stockholder or an Affiliate is subject, in which case, the disclosing Stockholder shall, if possible, provide the Company with prompt advance notice of such disclosure so that the Company shall have the opportunity if it so desires to seek a protective order or other appropriate remedy and, in connection with any such disclosure required by the Securities and Exchange Commission (or similar governmental authority) or the rules of any stock exchange to which a Stockholder or any Affiliate of a Stockholder is subject, the disclosing Stockholder shall use reasonable efforts to obtain confidential treatment for such disclosure (to the extent reasonably available) provided, however, that with respect to standard examinations by or standard filings with any regulatory or governmental authority, notice shall not be required, or (f) to a potential Transferee, provided that prior to such disclosure, (i) the Company shall have approved of such Transferee and (ii) such potential Transferee shall have entered into a confidentiality agreement on similar terms and conditions as contained in this Section 24 in form and substance reasonably satisfactory to the Company and with respect to which the Company is made an express third party beneficiary; provided, however, subclauses (i) and (ii) of this clause (f) shall not apply to a potential Transferee in connection with a sale pursuant to a registration statement under the Securities Act or a broad distribution sale. Notwithstanding anything in this Agreement to the contrary, a Stockholder or any Affiliate of such Stockholder shall be permitted to disclose confidential information to: (x) their respective current and potential partners, members and investors, and such partners’, members’ and investors’ advisors and (y) the participants at such Stockholder’s annual meeting (it being understood and agreed that in each such case, the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential). Each Stockholder agrees that such confidential information shall be used only in connection with the business of the Company, and the Stockholder’s investment therein, and not for any other purpose.

25.      Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

26.      No Trustee Liability. When this Agreement is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Agreement shall be construed as imposing any liability on any such trustee personally to pay any amounts required to be paid hereunder or thereunder, or to perform any covenant, either express or implied, contained herein or therein, all such personal liability, if any, having been expressly waived by the parties by their execution hereof. Any liability of a trust hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.

27.      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties hereto may be corporations, partnerships, limited liability companies or trusts, each party to this Agreement covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner, member, manager or trustee of any Stockholder or of any partner, member, manager, trustee, Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner, member, manager or trustee of any Stockholder or of any Affiliate or assignee thereof, as such, for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

28.      Aggregation. All shares of capital stock of the Company held by any Affiliates of any Stockholder shall be aggregated together with the shares of capital stock of the Company held by such Stockholder for the purposes of determining availability of rights and application of obligations of such Stockholder under this Agreement.

29.      Entire Agreement. This Agreement, the Registration Rights Agreement, dated as of the Effective Date, by and among the Company and the other parties thereto, and the Stock Purchase Agreement (together with the agreements delivered or to be delivered pursuant thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede and shall supersede all prior agreements and understandings (whether written or oral) between the Company and the Stockholders, or any of them, with respect to the subject matter hereof.

30.      Amendment and Waiver. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company and the MDP Stockholders and U.S. Situs Pritzker Stockholders holding more than 50% of the shares of Covered Stock held by all Non-MDP Stockholders or, in the case of a waiver, by the party waiving compliance; provided, however, that Schedule 1 to this Agreement shall be amended upon a Permitted Transfer by any MDP Stockholder or U.S. Situs Pritzker Stockholder without the consent of the Company, the MDP Stockholders or the U.S. Situs Pritzker Stockholders; and provided, further, that Schedule 4 to this Agreement shall automatically be amended to conform to any changes made to Schedule 1 of the 2010 Non-U.S. Stockholders’ Agreement. For the avoidance of doubt, any waiver provided by the Non-MDP Stockholders requires the approval of the holders of more than 50% of the shares of Covered Stock of the Non-MDP Stockholders. No delay on the part of any party on exercising any right, power or privileges hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

31.      Third Party Beneficiaries. Except for Non-U.S. Situs Pritzker Stockholders who are express third party beneficiaries for the purposes of Section 4 (solely as such section applies to Non-U.S. Situs Pritzker Stockholders in their capacity as “Non-Transferring Section 4 Stockholders” hereunder) and Section 6 (solely as such section applies to Non-U.S. Situs Pritzker Stockholders in their capacity as “Electing Stockholders” hereunder) of this Agreement (and in either case, only for so long as such Persons are Non-U.S. Situs Pritzker Stockholders), nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

32.      Waiver of Certain Damages. To the extent permitted by applicable law, each party hereto agrees not to assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the transactions contemplated hereby.

33.      Termination. This Agreement shall terminate and be of no further force and effect (a) with respect to any individual Stockholder, on the first date when such Stockholder no longer holds any shares of Covered Stock, and (b) in its entirety, upon the first to occur of (i) all of the equity securities of the Company being owned by a single Person, (ii) the agreement in writing of the Company and each of the Stockholders to terminate this Agreement, or (iii) the consummation of a Qualified Public Offering. Notwithstanding the foregoing, Section 34 shall survive indefinitely, including following any termination of this Agreement, unless, with respect to any Stockholder, such Stockholder is a party to the Registration Rights Agreement or obtains the consent of the Company to be released from Section 34.

34.      Lock-up. The terms and conditions in Section 5.1 of the Registration Rights Agreement are incorporated into this Agreement. Each Stockholder is bound by the terms of such section thereof.

35.      Inconsistent Provisions. In the event that any provision of this Agreement is or becomes inconsistent with the Bylaws, the Stockholders shall take all actions necessary to amend the Bylaws such that the Bylaws are not inconsistent with or conflict with this Agreement.

Signature pages follow.

IN WITNESS WHEREOF, the parties hereto have duly executed this 2010 U.S. Stockholders’ Agreement as of the date first above written.

THE COMPANY:
TRANSUNION CORP.

By:	/s/ John W. Blenke

	Name:	John W. Blenke
	Title:	Executive Vice President,
Corporate General Counsel,
Secretary

THE U.S. SITUS PRITZKER STOCKHOLDERS:
The U.S. Trusts

By:	/s/ Marshall E. Eisenberg
Marshall E. Eisenberg, not individually, but solely as co-trustee of each of those separate and distinct trusts listed on Schedule 1

By:	/s/ Thomas J. Pritzker
Thomas J. Pritzker, not individually, but solely as co-trustee of each of those separate and distinct trusts listed on Schedule 1

By:	/s/ Karl J. Breyer
Karl J. Breyer, not individually, but solely as co-trustee of each of those separate and distinct trusts listed on Schedule 1

[SIGNATURE PAGE TO 2010 U.S. STOCKHOLDERS’ AGREEMENT]

THE MDP STOCKHOLDER:

MDCPVI TU HOLDINGS, LLC

By:	/s/ Timothy Hurd
	Name:	Timothy Hurd
	Title:	President

[SIGNATURE PAGE TO 2010 U.S. STOCKHOLDERS’ AGREEMENT]

SCHEDULE 1

U.S. Situs Pritzker Stockholders

Karl J. Breyer, Marshall E. Eisenberg and Thomas J. Pritzker, not individually, but solely as co-trustees of each of the separate trusts listed below in this Schedule 1.

c/o Diversified Financial Management Corp.

71 South Wacker Drive, 46th Floor

Chicago, Illinois 60606

SCHEDULE 2

MDP Stockholder

MDCPVI TU Holdings, LLC

c/o Madison Dearborn Partners, LLC

3 First National Plaza, Suite 4600

Chicago, Illinois 60602

SCHEDULE 3

Agreements with Affiliates

Tax Separation Agreement, dated as of January 1, 2005, by and among the Company, Marmon Holdings, Inc. and each of their respective direct and indirect subsidiaries.

SCHEDULE 4

Non-U.S. Situs Pritzker Stockholders

CIBC Trust Company (Bahamas) Limited, solely as trustee of each of the separate trusts listed below in this Schedule 4.

c/o CIBC Trust Company (Bahamas) Limited

Goodman’s Bay Corporate Centre

West Bay Street

P.O. N-3933

Nassau, Bahamas

ANNEX A

Beneficiary Groups

ANNEX B

Competitors

Accenture plc

Acxiom Corporation

Automated Data Processing, Inc.

Alliance Data Systems Corporation

CBC Companies

CSC Credit Services

Choicepoint, Inc.

CyberSource Corporation

The Dun & Bradstreet Corporation

Equifax, Inc.

Experian Group Limited

Fair Isaac Corporation

Fidelity National Information Services, Inc.

The First Advantage Corporation

Fiserv Inc.

Innovis Data Solutions, Inc.

Intersections, Inc.

InfoUSA, Inc.

Reed Elsevier

Moody’s Corp.

The McGraw-Hill Companies, Inc.

Paychex Inc.

SunGard Data Systems, Inc.

Thompson Reuters Corporation

Volt Information Sciences, Inc.

Walters Kluwer, N.V.,

and in each case including their respective subsidiaries, Affiliates and successors.